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                                                                      Exhibit 15

                                DISTRIBUTION PLAN
                                       OF
                          ADDISON CAPITAL SHARES, INC.

                  WHEREAS, Addison Capital Shares, Inc. (The "Fund") intends to engage in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund desires to adopt a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act and the Board of Directors has determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its stockholders; and

                  WHEREAS, the Fund intends to employ Janney Montgomery Scott Inc. ("Janney") as underwriter of the securities of which it is the issuer;

                  NOW THEREFORE, the Fund hereby adopts this Distribution Plan (the "Plan") in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

                  1. The Fund shall pay to Janney a distribution fee for expenses related to distribution of its shares at the rate of .65% per annum of the Fund's average daily net assets, such fee to be calculated daily and paid monthly.

                  2. The amount set forth in paragraph 1 of this Plan shall be paid for Janney's services as underwriter of the shares of the Fund in accordance with an Underwriting Agreement between Janney and the Fund and may be spent by Janney on any activities or expenses related to the sale and retention of the Fund's shares, including, but not limited to, advertising, salaries and other expenses of Janney relating to selling or servicing efforts, expenses of organizing and conducting sales seminars, printing of prospectuses, statements of additional information, and


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reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and payments to dealers whose customers purchase Fund shares. The Plan shall not be construed to prohibit or limit additional compensation derived from sales charges or other sources that may be paid to Janney pursuant to the aforementioned Underwriting Agreement.

                  3. This Plan shall not take effect until it has been approved by a vote of at least a majority of the outstanding voting securities, as defined in the 1940 Act, of the Fund.

                  4. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Board of Directors of the Fund and (b) those directors of the Company who are not "interested persons" of the Fund, as defined in the 1940 Act, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on this Plan and such related agreements.

                  5. This Plan shall continue in effect for successive periods of one year from its execution for so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 4.

                  6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Fund's Board of Directors and the Board shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

                  7. This Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors or by vote of a majority of the outstanding voting securities of the Fund.

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                  8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in paragraph 1 hereof unless such amendment is approved in the manner provided for initial approval in paragraph 3 hereof, and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for initial approval in paragraph 4 hereof.

                  9. While this Plan is in effect, the selection and nomination of directors who are not interested persons, as defined in the 1940 Act, of the Fund shall be committed to the discretion of the directors who are themselves not interested persons.

                  10. The Fund shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of execution of this Plan, or of the agreements or of such reports, as the case may be, the first two years in any easily accessible place.

                  IN WITNESS WHEREOF, Fund has executed this Distribution Plan on the day and year set forth below:


Date:  September 8, 1986              ADDISON CAPITAL SHARES, INC.


                                      BY: /s/  Jay Massey
                                         ----------------------------------
                                          President

Attest:

 /s/ Radcliffe Cheston
--------------------------------
Secretary


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